EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement (Form S-8 No. 333-146681) pertaining to the 2007 Performance Incentive Plan of Giant Interactive Group Inc. and to the incorporation by reference therein of our report dated July 23, 2007 (except for Note 18.e. (ii), as to which the date is September 26, 2007), with respect to the consolidated financial statements of Giant Interactive Group Inc. included in its Registration Statement (Form F-1 No. 333-146681) filed with the Securities and Exchange Commission.

Ernst & Young Hua Ming

Shanghai, People’s Republic of China

January 16, 2008